Malizia Spidi & Fisch, PC
                                ATTORNEYS AT LAW

1100 NEW YORK AVENUE, N.W.                                      637 KENNARD ROAD
SUITE 340 WEST                                 STATE COLLEGE, PENNSYLVANIA 16801
WASHINGTON, D.C.  20005                                           (814) 466-6625
(202) 434-4660                                         FACSIMILE: (814) 466-6703
FACSIMILE: (202) 434-4661


March 1, 2004

Board of Directors
St. Edmond's Federal Savings Bank
1901-03 East Passyunk Avenue
Philadelphia, PA  19148-2220

          Re: Federal Income Tax Opinion Relating to the Proposed Conversion of St. Edmond's Federal Savings Bank from a Federal Mutual Savings Bank to a Federal Capital Stock Savings Bank Pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended
               -------------------------------------------------------------

Members of the Board:

         In accordance with your request, set forth hereinbelow is the opinion of this firm relating to the material federal income tax consequences of the proposed conversion (the "Conversion") of St. Edmond's Federal Savings Bank (the "Institution") from a federally-chartered mutual savings bank to a federally-chartered capital stock savings bank (the "Stock Bank"), and formation of a parent holding company (the "Holding Company") which will simultaneously acquire all of the outstanding stock of Stock Bank. As proposed, the Conversion will be implemented pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

         We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for this opinion. In such examination, we have accepted, and have not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. Further, the capitalized terms which are used in this opinion and are not expressly defined herein shall have the meaning ascribed to them in the Institution's Plan of Conversion adopted on January 15, 2004 (the "Plan of Conversion").

                               STATEMENT OF FACTS
                               ------------------

         Based solely upon our review of such documents, and upon such information as the Institution has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand the relevant facts with respect to the Conversion to be as follows:

         The Institution is a federally-chartered mutual savings bank. As a mutual savings bank, the Institution has no authorized capital stock. Instead, the Institution, in mutual form, has a

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MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 2


unique equity structure. A savings depositor of the Institution is entitled to interest income on his or her account balance as declared and paid by the Institution. A savings depositor has no right to a distribution of any earnings of the Institution, but rather these amounts become retained earnings of the Institution. However, a savings depositor has a right to share pro rata, with respect to the withdrawal value of his or her respective savings account, in any liquidation proceeds distributed in the event the Institution is ever liquidated. Voting rights in the Institution are held by its members. Each member is entitled to cast one vote for each $100 or a fraction thereof of the withdrawal value of the member's account. All of the interests held by a savings depositor in the Institution cease when such depositor closes his or her account(s) with the Institution.

         The Board of Directors of the Institution has decided that in order to promote the growth and expansion of the Institution through the raising of additional capital, it would be advantageous for the Institution to: (i) convert from a federally-chartered mutual savings bank to a federally-chartered capital stock savings bank, and (ii) arrange for the Holding Company to simultaneously acquire all of the Stock Bank's stock. The Institution's Board of Directors has determined that in order to provide greater flexibility in future operations of the Institution, including diversification of business opportunities and acquisitions, it is advantageous to have the Stock Bank's stock held by the Holding Company. Pursuant to the Plan of Conversion, the Institution's federal mutual charter to operate as a mutual savings bank will be amended and a new federal stock charter will be acquired to allow it to continue its operations in the form of a federally-chartered capital stock savings bank. The Plan of Conversion provides for the conversion of the Institution from mutual-to-stock form, and an appraisal of the pro forma market value of the stock of the Stock Bank, which will be owned solely by the Holding Company. The Plan of Conversion must be approved by the Office of Thrift Supervision ("OTS"), and by an affirmative vote of at least a majority of the total votes eligible to be cast at a special meeting of the Institution's members called to vote on the Plan of Conversion.

         The Holding Company is being formed under the laws of the Commonwealth of Pennsylvania, for the purpose of the proposed transaction described herein, to engage in business as a savings and loan holding company and to hold all of the stock of the Stock Bank. The Holding Company will issue shares of its voting common stock ("Holding Company Stock") upon completion of the Conversion, as described below, to persons purchasing such shares through a Subscription Offering and to the general public in a Community Offering or a Public Offering.

MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 3


         The aggregate purchase price at which all shares of Holding Company Stock will be offered and sold pursuant to the Plan of Conversion will be equal to the estimated pro forma market value of the Institution at the time of the Conversion as held as a subsidiary of the Holding Company. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan of Conversion, all such shares of Holding Company Stock will be issued and sold at a uniform price per share. The Conversion and the sale of newly issued shares of the Stock Bank's stock to the Holding Company will be deemed effective concurrently with the closing of the sale of Holding Company Stock.

         The Institution has established various preference categories under which shares of Holding Company Stock may be purchased and a community offering and a public offering category for the sale of shares not purchased under the preference categories. If the third preference category is determined to be inappropriate to the Conversion, then there will only be three preference categories consisting of the first, second, and fourth preference categories set forth below, and all references herein to Supplemental Eligible Account Holder and the Supplemental Eligibility Record Date shall not be applicable to the Conversion. To the extent that Holding Company Stock is available, no subscriber will be allowed to purchase less than 25 shares of Holding Company Stock, unless the aggregate purchase price exceeds $500.

         The first preference category is reserved for the Institution's Eligible Account Holders. The Plan of Conversion defines "Eligible Account Holder" as any person holding a Qualifying Deposit. The Plan of Conversion defines "Qualifying Deposit" as the aggregate balance of all savings accounts of an Eligible Account Holder in the Institution at the close of business on December 31, 2002, which is at least equal to $50.00. If a savings account holder of the Institution qualifies as an Eligible Account Holder, he or she will receive, without payment, non-transferable subscription rights to purchase Holding Company Stock. The number of shares that each Eligible Account Holder may subscribe to is equal to the greater of (a) the maximum purchase limitation established for the Community Offering or the Public Offering; (b) one tenth of one percent of the total offering of shares; or (c) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders. If there is an oversubscription, shares will be allocated among subscribing Eligible Account Holders so as to permit each account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares. Any shares not then allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective deposits as compared to the total deposits of Eligible Account Holders on the Eligibility Record Date. Non-transferable subscription rights to purchase Holding Company Stock received by officers and directors of the Institution and their associates based on their increased deposits in the Institution in the one year


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MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 4


period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of non-transferable subscription rights to purchase shares of Holding Company Stock under the first preference category.

         The second preference category is reserved for tax-qualified employee stock benefit plans of the Stock Bank. The Plan of Conversion defines "tax qualified employee stock benefit plans" as any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust meets the requirements to be "qualified" under Section 401 of the Code. Under the Plan of Conversion, the Stock Bank's tax-qualified employee stock benefit plans may subscribe for up to 10% of the shares of Holding Company Stock to be offered in the Conversion.

         The third preference category is reserved for the Institution's Supplemental Eligible Account Holders. The Plan of Conversion defines
"Supplemental Eligible Account Holder" as any person (other than officers or directors of the Institution and their associates) holding a deposit in the Institution on the last day of the calendar quarter preceding the approval of the Plan of Conversion by the OTS ("Supplemental Eligibility Record Date"). This third preference category will only be used in the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Approval of Conversion on Form AC filed prior to approval by the OTS. The third preference category provides that each Supplemental Eligible Account Holder will receive, without payment, non-transferable subscription rights to purchase Holding Company Stock to the extent that such shares of Holding Company Stock are available after satisfying subscriptions for shares in the first and second preference categories above. The number of shares to which a Supplemental Eligible Account Holder may subscribe to is the greater of (a) the maximum purchase limitation established for the Community Offering; (b) one-tenth of one percent of the total offering of shares; or (c) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of the shares of Holding Company Stock to be issued by a fraction of which the numerator is the amount of the deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the deposits of all Supplemental Eligible Account Holders on the Supplemental Eligibility Record Date. Subscription rights received pursuant to the third preference category shall be subordinated to all rights under the first and second preference categories. Non-transferable subscription rights to be received by a Supplemental Eligible Account Holder in the third preference category shall be reduced by the subscription rights received by such account holder as an Eligible Account Holder under the first and second preference categories. In the event of an oversubscription, shares will be allocated so as to enable each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation, including shares previously allocated in the first and second preference categories, equal to 100 shares or the total amount of his subscription, whichever is less. Any shares not then allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis related to the

MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 5


amount of their respective deposits as compared to the total deposits of Supplemental Eligible Account Holders on the Supplemental Eligibility Record Date.

         If there is no oversubscription of the Holding Company Stock in the first, second, and third preference categories, the fourth preference category becomes operable. In the fourth preference category, members of the Institution entitled to vote at the special meeting of members to approve the Plan of Conversion who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members") will receive, without payment, non-transferable subscription rights entitling them to purchase Holding Company Stock. Other Members shall each receive subscription rights to purchase up to the maximum purchase limitation established for the Community Offering or the Public Offering or one-tenth of one percent of the total offering of shares, to the extent that Holding Company Stock is available. In the event of an oversubscription by Other Members, Holding Company Stock will be allocated pro rata according to the number of shares subscribed for by each Other Member.

         The Plan of Conversion further provides for limitations upon purchases of Holding Company Stock. Specifically, any person by himself or herself may not purchase or subscribe more than $100,000 of Holding Company Stock. In addition, any person with an associate or a group of persons acting in concert may purchase or subscribe for not more than $200,000 of Holding Company Stock offered pursuant to the Plan of Conversion. However, Tax-Qualified Employee Stock Benefit Plans may purchase up to 10% of the total shares of Holding
Company Stock issued. Subject to any required regulatory approval and the requirements of applicable laws and regulations, the Institution may increase or decrease any of the purchase limitations set forth herein at any time. The Board of Directors of the Institution may, in its sole discretion, increase the maximum purchase limitation up to 5.0%. Requests to purchase additional shares of Holding Company Stock under this provision will be allocated by the Board of Directors on a pro rata basis giving priority in accordance with the priority rights set forth in the Plan of Conversion. Officers and directors of the Institution and their associates may not purchase in the aggregate more than 34% of the Holding Company Stock issued pursuant to the Conversion. Directors of the Institution will not be deemed associates or a group acting in concert solely as a result of their membership on the Board of Directors of the Institution. All of the shares of Holding Company Stock purchased by officers and directors will be subject to certain restrictions on sale for a period of one year.

         The Plan of Conversion provides that no person will be issued any subscription rights or be permitted to purchase any Holding Company Stock if such person resides in a foreign country or in a state of the United States with respect to which all of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of the Holding Company Stock in such state, would require the Institution or the Holding Company under the securities

MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 6


laws of such state to register as a broker or dealer or to register or otherwise qualify its securities for sale in such state; and (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The Plan of Conversion also provides for the establishment of a Liquidation Account by the Stock Bank for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders (if applicable). The Liquidation Account will be equal in amount to the net worth of Institution as of the time of the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Stock Bank, except that the Stock Bank will not declare or pay cash dividends on or repurchase any of its stock if the result thereof would be to reduce its net worth below the amount required to maintain the Liquidation Account. The Liquidation Account will be for the benefit of the Institution's Eligible Account Holders and Supplemental Eligible Account Holders who maintain accounts in the Institution at the time of the Conversion. All such account holders, including those not entitled to subscription rights for reasons of foreign or out-of-state residency (as described above), will have an interest in the Liquidation Account. The interest an Eligible Account Holder and Supplemental Eligible Account Holder will have a right to receive, in the event of a complete liquidation of the Stock Bank, is a distribution from the Liquidation Account in the amount of the then current adjusted subaccount balances for savings accounts then held, which will be made prior to any liquidation distribution with respect to the capital stock of the Stock Bank.

         The initial subaccount balance for a savings account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction of which the numerator is the amount of the qualifying deposit in the savings account, and the denominator is the total amount of qualifying deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Stock Bank. The initial subaccount balance will never be increased, but may be decreased if the deposit balance in any qualifying savings account of any Eligible Account Holder or any savings account of any Supplemental Eligible Account Holder on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, whichever is applicable, is less than the lesser of (1) the deposit balance in the savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, or (2) the amount of the qualifying deposit in such savings account. In such event, the subaccount balance for the savings account will be adjusted by reducing each subaccount balance in an amount proportionate to the reduction in the savings account balance. Once decreased, the Plan of Conversion provides that the subaccount balance will never be subsequently increased, and if the savings account of an Eligible Account Holder or Supplemental Eligible Account Holder is closed, the related subaccount balance in the Liquidation Account will be reduced to zero.

MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 7


         The net proceeds from the sale of the shares of Holding Company Stock will become the permanent capital of Holding Company, and the Holding Company will in turn purchase 100% of the stock issued by Stock Bank, in exchange for up to 50% of the Holding Company's stock offering net proceeds or such other percentage as is approved by the Board of Directors with the concurrence of the OTS.

         Following the Conversion, voting rights in Stock Bank will rest exclusively in the Holding Company. Voting rights in the Holding Company will rest exclusively in the stockholders of the Holding Company. The Conversion will not interrupt the business of the Institution, and its business will continue as usual under the Stock Bank. Each depositor will retain a withdrawable savings account or accounts equal in amount to the withdrawable account or accounts at the time of the Conversion. Mortgage loans of the Institution will remain unchanged and retain their same characteristics in the Stock Bank after the Conversion. The Stock Bank will continue membership in the Federal Home Loan Bank System, and will remain subject to the regulatory authority of the OTS.

         Immediately prior to the Conversion, the Institution will have a positive net worth in accordance with generally accepted accounting principles. The savings account holders of the Institution will pay expenses of the Conversion solely attributable to them, if any. Further, the Institution will pay its own expenses of the Conversion and will not pay any expenses solely attributable to the Institution's savings account holders or to the purchasers of Holding Company Stock.

                          REPRESENTATIONS BY MANAGEMENT
                          -----------------------------

         In  connection   with  the   Conversion,   the  following   statements,
representations and declarations as to matters of fact have been made to us by management of the Institution:

         1. The Conversion will be implemented in accordance with the terms of the Plan of Conversion and all conditions precedent contained in the Plan of Conversion shall be performed prior to the consummation of the Conversion.

         2. The fair market value of the withdrawable savings accounts plus interests in the Liquidation Account to be constructively received under the Plan of Conversion will in each instance be equal to the fair market value of each savings account of the Institution plus the interest in the residual equity of the Institution surrendered in exchange therefor. All proprietary rights in the Institution form an integral part of the withdrawable savings accounts being surrendered in the Conversion.

MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 8



         3. The Holding Company and the Stock Bank each have no plan or intention to redeem or otherwise acquire any of the Holding Company Stock issued in the proposed transaction.

         4. To the best of the knowledge of the management of the Institution, there is not now nor will there be at the time of the Conversion, any plan or intention, on the part of the depositors in the Institution to withdraw their deposits following the Conversion. Deposits withdrawn immediately prior to or immediately subsequent to the Conversion (other than maturing deposits) are considered in making these assumptions.

         5. Immediately following the consummation of the proposed transaction, the Stock Bank will possess the same assets and liabilities as the Institution held immediately prior to the proposed transaction, plus substantially all of the net proceeds from the sale of its stock to the Holding Company (except for assets used to pay expenses in the Conversion). Assets used to pay expenses of the Conversion (without reference to the expenses of the Subscription Offering, the Community Offering and the Public Offering) and all distributions (except for regular normal interest payments made by the Institution immediately preceding the transaction) will in the aggregate constitute less than one percent (1%) of the assets of the Institution, net of liabilities associated with such assets, and will be paid by the Institution and the Holding Company from the proceeds of the Subscription Offering, the Community Offering and the Public Offering.

         6. Following the Conversion, the Stock Bank will continue to engage in its business in substantially the same manner as engaged in by the Institution prior to the Conversion. The Stock Bank has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.

         7. No cash or property will be given to any member of the Institution in lieu of subscription rights or an interest in the Liquidation Account of the Stock Bank.

         8. None of the  compensation  to be  received  by any  deposit  account holder-employees of the Institution or the Holding Company will be separate consideration for, or allocable to, any of their deposits in the Institution. No interest in the Liquidation Account of the Stock Bank will be received by any deposit account holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each deposit account holder-employee, during the twelve month period preceding or subsequent to the Conversion, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         9. The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders or Supplemental Eligible Account Holders (if applicable) as of the close of business on the Eligibility Record Date or Supplemental Eligibility Record Date (if applicable)

MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 9


entitled to interests in the Liquidation Account to be established by Stock Bank equalled or exceeded 99% of the aggregate fair market value of all savings accounts (including those accounts of less than $50.00) in the Institution as of the close of business on such date.

         10. There is no plan or intention for the Stock Bank to be liquidated or merged with another corporation following the consummation of the Conversion.

         11. The Institution and the Stock Bank are business entities organized under a Federal or State statute which describes or refers to the entity as incorporated or as a corporation.

         12. The Holding Company has no plan or intention to sell or otherwise dispose of the stock of the Stock Bank received by it in the proposed transaction.

         13. Both the Stock Bank and the Holding Company have no plan or intention, either currently or at the time of the Conversion, to issue additional shares of common stock following the proposed transaction, other than shares that may be issued to employees or directors pursuant to certain stock option and stock incentive plans or that may be issued to employee benefit plans.

         14. At the time of the proposed transaction, the fair market value of the assets of the Institution on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liability to which such assets are subject. The Institution will have a positive regulatory net worth at the time of the Conversion.

         15. The Institution is not currently in bankruptcy or involved in a bankruptcy proceeding. The proposed transaction does not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution.

         16. The Institution's savings depositors will pay expenses of the Conversion solely attributable to them, if any. The Holding Company, the Stock Bank, and the Institution will pay their own expenses of the Conversion and will not pay any expenses solely attributable to the savings depositors or to the Holding Company stockholders.

         17. The liabilities of the Institution assumed by the Stock Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Institution in the ordinary course of its business and are associated with the assets transferred.

         18. There will be no purchase price advantage for the Institution's deposit account holders who purchase Holding Company Stock in the Conversion.

MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 10



         19. Neither the Institution nor the Stock Bank is not a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment.

         20. No creditors of the Institution have taken any steps to enforce their claims against the Institution by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the members of the Institution prior to the Conversion.

         21. The proposed transaction does not involve the payment to the Stock Bank or the Institution of financial assistance by the federal government.

         22. The Eligible Account Holders' and Supplemental Eligible Account Holders' proprietary interest in the Institution arise solely by virtue of the fact that they are account holders in the Institution.

         23. At the time of the Conversion, the Institution will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire an equity interest in the Holding Company or the Stock Bank.

         24. The Stock Bank has no plan or intention to sell or otherwise dispose of any of the assets of the Institution acquired in the transaction (except for dispositions, including deposit withdrawals, made in the ordinary course of business).

         25. On a per share basis, the purchase price of the Holding Company Stock in the Conversion will be equal to the fair market value of such stock at the time of the completion of the proposed transaction.

         26. The Institution will not have any net operating losses, capital loss carryovers, or built- in losses at the time of the Conversion.

                               OPINION OF COUNSEL
                               ------------------

         Based solely upon the foregoing information and our analysis and examination of current applicable federal income tax laws, rulings, regulations, judicial precedents and provided the Conversion is undertaken in accordance with the above assumptions, we render the following opinion of counsel:

MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 11


         1. The change in the form of operation of the Institution from a federally-chartered mutual savings bank to a federally chartered capital stock savings bank, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to either the Institution or to the Stock Bank as a result of such Conversion. (See Rev. Rul. 80-105, 1980-1 C.B. 78). The Institution and the Stock Bank will each be a party to a reorganization within the meaning of
Section 368(b) of the Code. (Rev. Rul. 72-206, 1972-1 C.B. 104).

         2. No gain or loss will be recognized by the Stock Bank on the receipt of money in exchange for shares of Stock Bank stock. (Section 1032(a) of the Code).

         3. The Holding Company will recognize no gain or loss upon its receipt of money in exchange for shares of Holding Company Stock. (Section 1032(a) of the Code).

         4. No gain or loss shall be recognized by the Eligible Account Holders, the Supplemental Eligible Account Holders and Other Members of the Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus interests in the Liquidation Account of the Stock Bank in exchange for their withdrawable deposit accounts in the Institution (Section 354(a) of the Code).

         5. It is more likely than not that the fair market value of the subscription rights to purchase Holding Company Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Holding Company Stock. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Holding Company Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Code Section 356(a)). Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56- 572, 1956-2 C.B. 182).

         Our opinion under paragraph 5 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraph 5 is based on the conclusion that the subscription rights to purchase shares of Holding Company Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding

MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 12


Company Stock at the same price to be paid by members of the general public in any Community Offering. We note that we are not aware of the Internal Revenue Service claiming in any similar transaction that subscription rights have any market value. In that there are no judicial opinions or official Internal Revenue Service positions on this issue, however, our opinion related to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Our conclusion is supported by a letter from Finpro, Inc., which states that the subscription rights do not have any value when they are distributed or exercised.

         If the Internal Revenue Service disagrees with this valuation of subscription rights and determines that such subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and the Holding Company could recognize gain on the distribution of these rights. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Holding Company Stock have no value.

         6. The part of the taxable year of the Institution before the Conversion and the part of the taxable year of the Stock Bank after the Conversion will constitute a single taxable year of the Stock Bank. (See Rev. Rul. 57-276, 1957-1 C.B. 126). Consequently, the Institution will not be required to file a federal income tax return for any portion of such taxable year (Section 1.381(b)-1(a)(2) of the Treasury Regulations).

         7. As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Treasury Regulations, the Stock Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Institution as of the date or dates of transfer.

                                SCOPE OF OPINION
                                ----------------

         Our opinion is limited to the material federal income tax matters described above and does not address any other material federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the

MALIZIA SPIDI & FISCH, PC


Board of Directors
St. Edmond's Federal Savings Bank
March 1, 2004
Page 13


foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                 USE OF OPINION
                                 --------------

         This opinion is given solely for the benefit of the parties to the Plan of Conversion, the shareholders of Stock Bank, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who purchase stock pursuant to the Plan of Conversion and persons who purchase stock in a community offering or syndicated community offering pursuant to the Plan of Conversion, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

                                     CONSENT
                                     -------

         We hereby consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC of the Institution filed with the OTS, the Application H-(e)(1)-S of the Holding Company filed with the OTS, and the Registration Statement on Form SB-2 of the Holding Company filed under the Securities Act of 1933, as amended, and to the reference of our firm in the prospectus related to this opinion.

                                                  Very truly yours,


                                                  /s/MALIZIA SPIDI & FISCH, PC
                                                  ------------------------------
                                                  MALIZIA SPIDI & FISCH, PC